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                              EXHIBITS 5.1 AND 23.2







      Charles F. Hertlein, Jr.
      hertlein@dinslaw.com
           (513) 977-8315
                                  June 7, 1999

LCA-Vision Inc.
7840 Montgomery Road
Cincinnati, Ohio  45236

Ladies and Gentlemen:

         This opinion is rendered for use in connection with the Registration Statement on Form S-3, prescribed pursuant to the Securities Act of 1933, to be filed by LCA-Vision Inc. (the "Company") with the Securities and Exchange Commission on or about June 7, 1999, under which 8,300,000 shares of the Company's Common Stock, $.001 par value ("Common Stock") are to be registered.

         We hereby consent to the filing of this opinion as Exhibits 5 and 23.2 to the Registration Statement and to the reference to our name in the Registration Statement.

         As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Amended Certificate of Incorporation and Amended Bylaws and the record of proceedings of the stockholders and directors of the Company.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware.

         2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, such 8,300,000 shares of Company Common Stock will be legally and validly issued and outstanding, fully-paid and nonassessable.

                                Very truly yours,

                                DINSMORE & SHOHL LLP

                                /s/ Charles F. Hertlein, Jr.

                                Charles F. Hertlein, Jr.
Encl.